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                                                                    EXHIBIT 10.3

                                CONTRACT OF SALE


         This Agreement is entered into by and between J. PHILLIP BALLARD, JR. ("Seller") and EAGLE GREENS LTD, formerly known as Northeast Georgia Recreational and Development Co., Inc. and SILVERLEAF RESORTS, INC., a Texas corporation ("Purchaser").

                              W I T N E S S E T H :

         FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                    ARTICLE I

                                    PROPERTY

         The conveyance by Seller to Purchaser shall include the following described tracts or parcels of land, together with all and singular the rights and appurtenances pertaining to such land including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys, or rights-of-way and all rights of ingress and egress thereto:

                  Those certain tracts of land located in the 12th Land District, Habersham County, Georgia, commonly known as "Hollywood Hills Golf Club," containing approximately 220 acres, more or less, and being more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes.

Hereafter the aforesaid real property is referred to as the "Land."

         The conveyance by Seller to Purchaser shall also include all buildings and other improvements on the Land, including specifically, without limitation, the club house, all storage buildings, all recreational facilities, lakes and parks located thereon (the foregoing property is herein referred to collectively as the "Improvements").

         The conveyance by Seller to Purchaser shall also include all fixtures and personal property, tangible or intangible, of any kind whatsoever owned by Seller and used in connection with the Land and/or Improvements, including but not limited to, the following items:

                  a. All machinery, equipment, fixtures, furniture and other personal property of every kind and character owned by Seller and located on or used in connection with the operation of the Land and Improvements including all golf carts;



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                  b. If and to the extent owned by Seller, the name "Hollywood
         Hills Golf Club," as used in the ownership or operation of the Land and Improvements;

                  c. All licenses, franchises and permits used in or relating to the ownership, occupancy or operation of the golf club being operated by Seller on the Land including, in particular, any water permits or other utility permits;

                  d. Any developer's, declarant's, or owner's interests under any operating agreements or reciprocal easement agreements or other similar agreements affecting and/or benefiting the Land;

                  e. All service, maintenance, management or other contracts respecting the ownership, maintenance, operation, provisioning or equipping of the golf club being operated on the Land by Seller, including warranties and guaranties relating thereto; and

                  f. All outstanding receivables and membership agreements, if any, owned by Seller which have been generated from the sale of membership or use rights at the golf club being operated by Seller on the Land.

The foregoing items are hereinafter collectively referred to as the "Golf Course Assets."

         Hereinafter all property being conveyed to Purchaser by Seller pursuant to this Contract including the Land, the Improvements and the Golf Course Assets are sometimes referred to collectively as the "Subject Property."

                                   ARTICLE II

                                 PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Three Million Five Hundred Twenty-Five Thousand and No/100 Dollars ($3,525,000.00). The purchase price shall be payable all in cash at the closing.

                                   ARTICLE III

                                  EARNEST MONEY

         Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver Purchaser's check in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) to Safeco Land Title of Dallas, 5220 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, Attn: Bobbie Irwin (the "Title Company"). The Title Company shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the "earnest money"). If Purchaser

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does not terminate this Contract during the Inspection Period (as defined in
Article VI hereinbelow), then, within two (2) business days after the expiration of the Inspection Period, the Title Company shall immediately disburse the entire $50,000.00 earnest money deposit to Seller; upon such disbursement the $50,000.00 earnest money deposit shall be non-refundable to the Purchaser except in the event of a default by Seller hereunder, but, if this Contract closes, then the entire $50,000.00 earnest money deposit shall be applied in partial satisfaction of the purchase price payable at closing.

         In the event that this Contract is closed, then all earnest money shall be applied in partial satisfaction of the purchase price. In the event that this Contract is not closed, then the earnest money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that One Hundred Dollars ($100.00) of the earnest money shall in all events be delivered to Seller as valuable consideration for the Inspection Period described in Article VI hereinbelow and the execution of this Contract by Seller.

                                   ARTICLE IV

                 PRE-CLOSING OBLIGATIONS OF SELLER AND PURCHASER

         Within ten (10) days from the date of execution of this Contract, Seller shall furnish to Purchaser, each of the following (collectively, the "Due Diligence Items"):

                  a. Copies of all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other entitlements relating to the Subject Property and the operation thereof in the possession of Seller, if any, including, in particular, copies of all permits relating to utilities;

                  b. A schedule of all current or pending litigation with respect to the Subject Property or any part thereof, if any, together with a brief description of each proceeding;

                  c. An accurate and complete schedule reflecting with respect to the golf club being operated by Seller at the Subject Property for the calendar year ending immediately preceding the date of this
         Contract: (i) ad valorem taxes, (ii) expenses incurred for such period for water, electricity, natural gas and other utility charges, and
         (iii) all other income or expenses of operation of the golf club being operated on the Land by Seller. Said operating schedule shall be accompanied by Seller's statement that said operating schedule is true, complete and correct as of the date provided;

                  d. A list of all service contracts, warranties, management, maintenance, or other agreements affecting the Subject Property, if any, together with copies of same. Seller agrees not to enter into any additional contracts, warranties, or agreements prior to closing which would be binding on Purchaser and which cannot be cancelled by


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         Purchaser upon thirty (30) days written notice without cost, penalty, or obligation unless such service contracts or other agreements are approved in writing by Purchaser;

                  e. All site plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Subject Property in the possession of Seller, if any;

                  f. True and correct copies of the tax statements covering the Subject Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

                  g. A schedule of all Golf Course Assets (specifying if any such Golf Course Assets are leased);

                  h. A list of any unwritten agreements affecting the Subject Property to which Seller is a party or of which Seller has knowledge; and

         During the Inspection Period (defined hereinbelow), Purchaser, at its sole cost and expense, shall obtain and deliver to Seller copies of the following (collectively the "Purchaser Due Diligence Items"):

                  a. An updated survey of the Subject Property dated subsequent to the date of execution of this Contract and prepared by a licensed professional engineer or surveyor acceptable to Purchaser, which Survey shall: (a) include a metes and bounds legal description of the Subject Property; (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable); (c) recite the number of acres included in the Subject Property; (d) state whether the Subject Property (or any portion thereof) lies within a flood zone, or flood prone area; (e) contain a certificate verifying that the Survey was made on the ground, that the Survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for the Subject Property has been certified by the surveyor as being correct, that the Subject Property does not lie within any flood zone or flood prone area, except as indicated thereon; and (f) otherwise be in form sufficient for the amendment of the boundary exception by the Title Company. Unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the Survey shall be the legal description employed in the documents of conveyance of the Subject Property; and

                  b. A current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment.


                                    ARTICLE V

                             TITLE INSPECTION PERIOD

         Purchaser shall have a period of time commencing on the date of execution of this Contract and expiring on the date of expiration of the Inspection Period (as defined hereinbelow) within which to review and approve the status of Seller's title to the Subject Property (the "Title Review Period"). If the information to be provided to or obtained by Purchaser pursuant to the

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provisions of Article IV hereinabove reflects or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have thirty (30) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within thirty (30) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions." It is further understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions.

                                   ARTICLE VI

                                INSPECTION PERIOD

         Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring sixty (60) days from that date. Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to

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conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable; provided, however, that no drilling or other ground penetrations or physical sampling in any building shall be done without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys' fees, resulting from Purchaser's inspection of the Subject Property. In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all earnest money (less $100.00) shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other. If no notice of cancellation is provided by Purchaser prior to the expiration of the Inspection Period, then this Contract shall remain in full force and effect.

                                   ARTICLE VII

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

         Seller represents and warrants to Purchaser that at closing Seller will have good and indefeasible fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions, and at closing, Seller will be in a position to convey the Subject Property to Purchaser free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements and other such matters affecting title except for the Permitted Exceptions.

         Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to

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the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.

         Seller hereby further represents and warrants to Purchaser, to the best of Seller's knowledge, as follows:

                  a. There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

                  b. The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property;

                  c. Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof;

                  d. The Subject Property and the current operation thereof comply in all material respects with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities having jurisdiction over the Subject Property or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions;

                  e. From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Subject Property in its present condition, subject to ordinary wear and tear and Article XV hereof, and shall continue to manage the Subject Property in the same manner as it is currently being managed; Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Subject Property unless replaced with items of equal or greater quality and quantity, nor shall Seller in any manner neglect the Subject Property;

                  f. That, at closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Subject Property except for ones which will be paid in the ordinary course of business or which have been bonded around or the payment of which has otherwise been adequately provided for to the complete satisfaction of Purchaser; and

                  g. The assets and other items to be conveyed to Purchaser by Seller pursuant to this Contract comprise all of the assets and properties of Seller that are used in the operation of the Subject Property in the ordinary course of business and consistent with current practice; notwithstanding anything to the contrary contained herein, in the event that either Seller or Purchaser discovers after closing that any asset or item used in connection with the operation of the Subject Property has not been conveyed to Purchaser at closing, then Seller will immediately, upon demand by Purchaser, convey such asset or other item to Purchaser for no additional consideration of any kind whatsoever.


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All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of one
(1) year following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such one (1) year period.

                                  ARTICLE VIII

                         CONDITIONS PRECEDENT TO CLOSING

         The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

                  a. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract;

                  b. There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions;

                  c. There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey; and

                  d. No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in
         Article VI hereinabove.

         If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the earnest money deposit (less $100.00) shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.


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                                   ARTICLE IX

                                     CLOSING

         The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before sixty (60) days from the date of expiration of the Inspection Period. Purchaser shall notify Seller at least five
(5) days in advance of the exact time and date of closing. Purchaser shall have the right to obtain one sixty (60) day extension of the deadline for closing by delivering directly to Seller, prior to the then scheduled closing deadline, an additional Twenty-Five Thousand and No/100 Dollars ($25,000.00) in non-refundable earnest money. If Purchaser exercises this right, then the deadline for closing of this Contract shall be extended by sixty (60) days; the additional $25,000.00 in earnest money which is paid by Purchaser in order to extend the deadline for closing of this Contract shall be non-refundable to Purchaser except in the event of a default by Seller hereunder, but, if this Contract closes, then such additional earnest money shall be applied in partial satisfaction of the purchase price payable hereunder. Upon the expiration of the first sixty (60) day extension, Purchaser shall have the right to obtain a second sixty (60) day extension of the deadline for closing by delivering directly to Seller, prior to the then scheduled closing deadline, an additional Twenty-Five Thousand and No/100 Dollars ($25,000.00) in non-refundable earnest money. If Purchaser exercises this right, then the deadline for closing of this Contract shall be extended by sixty (60) days; the additional $25,000.00 in earnest money which is paid by Purchaser in order to extend the deadline for closing of this Contract shall be non-refundable to Purchaser except in the event of default by Seller hereunder, but if this Contract closes, then such additional earnest money shall be applied in partial satisfaction of the purchase price payable hereunder.

                                    ARTICLE X

                         SELLER'S OBLIGATIONS AT CLOSING

         At the closing, Seller shall do the following:

                  a. Deliver to Purchaser a limited warranty deed covering the Subject Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and marketable title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions.

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                  b. Deliver or cause to be delivered to Purchaser an ALTA
         owner's form of title insurance policy (the "Title Policy") insuring Purchaser in the amount of the purchase price that Purchaser has acquired good and marketable title to the Subject Property, subject only to the Permitted Exceptions. Purchaser shall be entitled to request the Title Company to provide, at Purchaser's sole cost and expense, such endorsements (or amendments) to the Title Policy as Purchaser may reasonably require so long as such endorsements or amendments impose no additional liability on Seller or delay the closing. Purchaser acknowledges and agrees that the Title Policy may be actually delivered within a reasonable time following the closing so long as Purchaser has received at closing a current binding title commitment obligating the Title Company to deliver the Title Policy. Seller shall pay the premium for a standard owner's form of title insurance policy in the amount of the purchase price, and Purchaser shall pay the cost of any title endorsements required by Purchaser and the cost of any reinsurance required by Purchaser.

                  c. Deliver a bill of sale and a blanket assignment in form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller, conveying and/or assigning to Purchaser the Golf Course Assets.

                  d. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

                  e. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.


                                   ARTICLE XI

                       PURCHASER'S OBLIGATIONS AT CLOSING

         At the closing, Purchaser shall deliver to Seller the purchase price in cash. In addition, if Purchaser elects to continue to use the Yamaha golf carts now leased by Seller for use at the Subject Property, then Purchaser must assume all obligations outstanding under any such lease at the time of closing.

                                   ARTICLE XII

                              COSTS AND ADJUSTMENTS

         At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

                  a. Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be paid in full by Seller.

                  b. Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's pro rata portion of such taxes. Seller's pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year or, if for any reason such taxes for the Subject Property have not been actually assessed, such proration

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         shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available. However, anything herein to the contrary notwithstanding, any tax abatement or refund for a period of time prior to closing shall belong to Seller.

                  c. All other income and ordinary operating expenses for or pertaining to the Subject Property including, but not limited to, public utility charges, maintenance, service charges, and all other normal operating charges of the Subject Property shall be prorated as of the closing date. Seller will assign to Purchaser all of Seller's right, title and interest in and to utility deposits and other deposits heretofore made by Seller in connection with the operation of the Subject Property.

                  d. All other closing costs, including but not limited to, recording and escrow fees shall be divided equally between Seller and Purchaser; provided, however, that Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

         Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XII shall survive the closing hereunder.

                                  ARTICLE XIII

                                ENTRY ON PROPERTY

         Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense. Purchaser agrees to indemnify and hold Seller harmless from and against any and all



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losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.

                                   ARTICLE XIV

                             POSSESSION OF PROPERTY

         Possession of the Property free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at closing.

                                   ARTICLE XV

                     DAMAGE OR DESTRUCTION PRIOR TO CLOSING

         In the event that the Subject Property should be damaged by any casualty prior to closing, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of Seller and Purchaser, is:

                  a. Less than One Hundred Thousand Dollars ($100,000.00), then at Purchaser's option, either (i) the Seller shall repair such damage as promptly as is reasonably possible, restoring the damaged property at least to its condition immediately prior to such damage; and, in the event such repairs have not been completed prior to closing, then the closing shall nevertheless proceed as scheduled, and Purchaser may have the Title Company withhold from Seller the funds necessary to make such repairs until Seller has repaired such damage pursuant to the provisions hereof, at which time such funds shall be distributed to Seller or (ii) Purchaser may take an assignment of Seller's insurance proceeds and a credit for Seller's deductible and repair such damage itself;

or if said cost is:

                  b. greater than One Hundred Thousand Dollars ($100,000.00), then, at Purchaser's election, Seller shall pay to Purchaser, at closing, all insurance proceeds payable for such damage, and the sale shall be closed without Seller's repairing such damage, or, if Purchaser does not elect to accept such insurance proceeds, then either Seller or Purchaser may elect to terminate this Contract, in which case the earnest money (less $100.00) shall be returned to Purchaser and thereafter neither party shall have any further obligations one unto the other.


                                   ARTICLE XVI

                                     NOTICES

         All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in

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accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

         Seller:                            J. Phillip Ballard, Jr.
                                            P.O. Box 520
                                            330 Foster Street
                                            Cornelia, Georgia  30531
                                            Telephone No: (706) 778-7062
                                            Fax No: (706) 778-7061

         Purchaser:                         Silverleaf Resorts, Inc.
                                            1221 Riverbend Drive
                                            Suite 120
                                            Dallas, Texas  75247
                                            Attn:  Robert E. Mead
                                            Telephone No.:  (214) 631-1166
                                            Facsimile No.:  (214) 905-0514

         With Required Copy to:             Meadows, Owens, Collier, Reed,
                                            Cousins & Blau, L.L.P.
                                            3700 NationsBank Plaza
                                            901 Main Street
                                            Dallas, Texas  75202
                                            Attn:  George R. Bedell, Esq.
                                            Telephone No.:  (214) 749-2448
                                            Facsimile No.:  (214) 747-3732


                                  ARTICLE XVII

                                    REMEDIES

         In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, it shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the earnest money (less $100.00) shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) to sue Seller for specific performance. The exercise of any of the foregoing remedies of Purchaser shall not in any manner be construed as a waiver of Purchaser's right to seek specific performance, and in the event of a default by Seller hereunder, Purchaser shall be entitled to enforce specific performance hereunder.

         In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the Earnest Money. The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the Earnest Money as Seller's total damages and relief.

                                  ARTICLE XVIII

                                   ASSIGNMENT

         Purchaser shall have the right to nominate who shall take title and who shall succeed to Purchaser's duties and obligations hereunder, or assign this Contract to any person, firm, corporation, or other entity which Purchaser may, at Purchaser's sole option, choose, and from and after such nomination or assignment, wherever in this Contract reference is made to Purchaser such reference shall mean the nominee or assignee who shall succeed to all the rights, duties, and obligations of Purchaser hereunder.

                                   ARTICLE XIX

                        INTERPRETATION AND APPLICABLE LAW

         This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

                                   ARTICLE XX

                                    AMENDMENT

         This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                   ARTICLE XXI

                                    AUTHORITY

         Each person executing this Contract warrants and represents that he is fully authorized to do so.

                                  ARTICLE XXII

                                 ATTORNEYS' FEES

         In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                  ARTICLE XXIII

                              DESCRIPTIVE HEADINGS

         The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                  ARTICLE XXIV

                                ENTIRE AGREEMENT

         This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                                   ARTICLE XXV

                             MULTIPLE ORIGINALS ONLY

         Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

                                  ARTICLE XXVI

                                   ACCEPTANCE

         Seller shall have until 5:00 o'clock p.m., February 25, 1998, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Georgia, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Georgia.

                                  ARTICLE XXVII

                             REAL ESTATE COMMISSION

         In the event that this Contract closes, but not otherwise, Seller agrees to pay at closing a real estate commission to Century 21 Farish Realty ("Broker"), such commission to be in the amount of four percent (4%) of the purchase price payable hereunder. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXVII shall survive the closing.
                                 ARTICLE XXVIII

                                    EXCHANGE

         Seller wishes to have the option to effect an exchange of real property pursuant to the provisions of Section 1031 of the Internal Revenue Code, as amended, in connection with the sale of the Subject Property to Purchaser. Consequently, if, prior to the closing hereunder, Seller designates a property or properties as exchange property, Purchaser will use Purchaser's best efforts to acquire the exchange property for use in an exchange with Seller. Alternatively, in the event Seller has not identified the exchange property by the date of closing, this transaction shall close in such manner as will not defeat a like kind exchange with respect to property later identified and purchased within the qualifying time period. Purchaser agrees to cooperate with Seller in consummating a like kind exchange provided that in doing so Purchaser incurs no additional cost and the closing of this Contract is not thereby delayed.

         EXECUTED on this the 25th day of February, 1998, 9:40 a.m.

                                            SELLER:


                                            /s/ J.P. Ballard
                                            --------------------------------
                                            J. PHILLIP BALLARD, JR.

         EXECUTED on this the 19th day of February, 1998.

                                  PURCHASER:

                                  SILVERLEAF RESORTS, INC., a Texas corporation



                                  By: /s/ Robert E. Mead
                                     -----------------------------------------
                                  Name: Robert E. Mead
                                       ---------------------------------------
                                  Its: CEO
                                      ----------------------------------------


RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

SAFECO LAND TITLE OF DALLAS



By: /s/ J.G. Kerr
    ------------------------------------
Name: J. G. Kerr, V.P.
     -----------------------------------
Its: Special Projects
     -----------------------------------
     Senior Commercial Escrow Officer





Exhibits:

         Ex A:  Legal Description